Citigroup Managed Futures LLC
                        731 Lexington Avenue, 25th Floor
                               New York, NY 10022

by Edgar


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275


Ladies and Gentleman:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to the Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated August 31, 2007 to the Partnership's prospectus dated April 30, 2007.

Should you have any questions, please telephone me at (212) 559-5046.


Very truly yours,

By: /s/ Jennifer Magro
        --------------
        Jennifer Magro
        Chief Financial Officer and
        Director


Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                   August 2007

The net asset value for Citigroup Diversified Futures Fund L.P. was $916.01 per unit at the end of August, down 3.7% for the month and down 2.1% year to date.

The Fund was negative for the month of August as profits in grains and U.S. interest rate markets were offset by losses in currency, energy and metals markets.

August proved to be one of the most eventful months in recent years as low trading volumes and widespread economic concerns regarding sub-prime lending continued to resonate in both commodity and financial markets. In currency markets, losses were taken in the unwinding of carry trades as investors sold riskier assets that were funded by loans from low interest rate countries, such as Japan and Switzerland. Losses were also realized from trading in the petroleum complex as prices of crude oil unexpectedly declined in August on concerns of potential slowing of the global economy. Base metal prices also lowered as inventories rose sharply, especially in copper.

Profits were realized in grains as long positions in wheat benefited, as prices spiked significantly on dry weather concerns which threatened crops in the U.S. In fixed income markets, U.S. bond prices rose for the month as investors continued to shed high risk investments, resulting in profits for the sector.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup Managed Futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                            For the Period August 1,
                             Through August 31, 2007

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     -----------
Realized losses from trading          $(26,546,026)     (3.24)%
Change in unrealized gains/losses
     from trading                       (1,726,286)     (0.21)
                                       -----------      -----
                                       (28,272,312)     (3.45)
Less, Brokerage commissions
     and clearing fees ($232,708)        4,056,523       0.50
                                       -----------      -----
Net realized and unrealized losses     (32,328,835)     (3.95)
Interest Income                          2,312,486       0.28
                                       -----------      -----
                                       (30,016,349)     (3.67)
                                       -----------      -----
Less, Expenses:
     Management fees                     1,295,911       0.16
     Other expenses                        134,113       0.01
                                       -----------      -----
                                         1,430,024       0.17
                                       -----------      -----
Net Loss                               (31,446,373)     (3.84)%
                                                        =====
Additions (7,755.1964 L.P. units
at July 31, 2007 net asset
value per unit of $951.62)               7,380,000
Redemptions (12,484.4436 L.P. units
at August 31, 2007 net asset
value per unit of $916.01)             (11,435,875)
                                       -----------
Decrease in net assets                 (35,502,248)
Net assets, July 31, 2007              833,002,200
                                       -----------
Net assets, August 31, 2007           $797,499,952
                                       ===========
Net Asset Value per unit
  ($797,499,952 / 870,624.1905 Units)      $916.01
                                            ======

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

 By: /s/ Jennifer Magro
         ----------------------------------
         Jennifer Magro
         Chief Financial Officer and Director
         Citigroup Managed Futures LLC
         General Partner, Citigroup
         Diversified Futures Fund L.P.